Exhibit 3.54

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “RSI COMMUNITIES - TEXAS LLC”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF JULY, A.D. 2016, AT 12:18 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6087356 8100 SR# 20164811247	Authentication: 202618941 Date: 07-07-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:18 PM 07/07/2016 FILED 12:18 PM 07/07/2016 SR 20164811247 - File Number 6089287

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is RSI COMMUNITIES-TEXAS LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Ste. 400 in the City of Wilmington, Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 7th day of July, 2016.

RSI Communities LLC, Member

By:	/s/ Gary Singer
Authorized Person (s)

Name:	Gary Singer